United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                      April 18, 2018
Date of Report (Date of earliest event reported)

International Seaways, Inc.
(Exact Name of Registrant as Specified in Charter)

            1-37836-1
Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor
           New York, New York  10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [x]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [x]

Item 1.01	Entry Into a Material Definitive Agreement
On April 18, 2018, Seaways Holding Corporation (the "Purchaser"), a corporation incorporated under the laws of the Marshall Islands and a wholly-owned subsidiary of International Seaways, Inc. (the "Company" and, together with Purchaser, "Seaways"), entered into a Stock Purchase and Sale Agreement (the "Agreement") with Euronav NV ("Euronav"), a limited liability company incorporated under the laws of Belgium, and Euronav MI Inc. ("Seller"), a corporation incorporated under the laws of the Marshall Islands and a wholly-owned subsidiary of Euronav, pursuant to which Purchaser has agreed to purchase from Seller, on the terms and subject to the conditions in the Agreement including those set out below, the outstanding shares of Gener8 Maritime Subsidiary VII, Inc., a corporation incorporated under the laws of the Marshalls Islands ("HoldCo") and the sole member of six limited liability companies that in the aggregate hold title to six VLCC vessels (the "Vessels") (such transaction, the "Transaction") in connection with a transaction to be entered into between Euronav, Seller and Gener8 Maritime, Inc., a corporation incorporated under the laws of the Marshall Islands ("GNRT"). The Company has unconditionally and irrevocably agreed to guarantee the performance and payment of the obligations of Purchaser under the Agreement.
The purchase price for the Transaction is $434 million, inclusive of any assumed debt. Seaways will fund the Transaction with a combination of available liquidity, the assumption of all or part of the debt secured by the Vessels and/or new third-party financing.
Euronav's obligation to consummate the Transaction is subject to consummation of the transaction contemplated by the merger agreement between Euronav and GNRT (the "GNRT Agreement").
Seaways' obligation to consummate the Transaction is also subject to certain specified closing conditions including, but not limited to:
•	consummation of Euronav's announced acquisition of GNRT on terms that do not materially impede, interfere with, prevent, delay or limit the economic benefit to Seaways of the Transaction;
•	amendment of Seaways' existing term loan credit facility as required to consummate the Transaction, on terms and conditions reasonably acceptable to Seaways;
•	accuracy in all material respects of the representations and warranties, and compliance in all material respects with the covenants and agreements, made by Seller and Euronav in the Agreement;
•	receipt of any required regulatory approvals and third-party consents and approvals; and
•	other customary closing conditions
Each party to the Agreement has agreed to use its reasonable best efforts to satisfy the foregoing conditions. The Agreement also contains specified representations, warranties, and indemnification provisions of the parties customary for transactions of this type.
Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Agreement, the Transaction is expected to close in the second quarter of 2018.
The Agreement contains certain termination rights for the parties thereto in specified circumstances, including: (a) termination of the GNRT Agreement in accordance with its terms; (b) by either party for certain breaches of the Agreement that are not cured; (c) by either party if the Transaction would violate any non-appealable final order, decree or judgment of any governmental authority permanently enjoining the Transaction; or (d) by either party if the Transaction is not consummated on or before June 30, 2018, provided that at such time the party seeking to terminate is not then in material breach of its obligations under the Agreement. The Agreement can also be terminated by mutual agreement of the parties. The Agreement obligates Euronav to pay Seaways a break-up fee equal to $5 million if the Agreement is terminated in certain circumstances, but only in situations where either the GNRT Agreement has been terminated, provided Euronav has received a break-up fee under the GNRT Agreement or Euronav's acquisition of GNRT has been consummated but the Transaction has not.
If Seaways is unable to receive necessary consents from its lenders with respect to the Transaction, Seaways has agreed, if Euronav so elects, to purchase the Vessels and their respective special purpose vehicles for the same purchase price (and may or may not assume the debt related to the Vessels), following which Euronav is expected to repurchase two of the 2016-built Vessels from Seaways for aggregate consideration of $143 million. Any such repurchase may also involve prepayment of all or part of the outstanding debt obligations associated with the Vessels and would be subject to certain other conditions, including definitive documentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: April 24, 2018	By	/s/ James D. Small III
		Name: Title:	James D. Small III Chief Administrative Officer, Senior Vice President, Secretary and General Counsel